Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nuveen Investment Trust II of our report dated September 26, 2019, relating to the financial statements and financial highlights, which appears in Nuveen Winslow Large-Cap Growth ESG Fund’s (formerly Nuveen Winslow Large-Cap Growth Fund) Annual Report on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Other Service Providers to the Funds” and “Financial Highlights of the Acquiring Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 19, 2020